Exhibit 99.1
FOR IMMEDIATE RELEASE
Nebraska Book Company Names Barry S. Major President
Lincoln, Nebr., Sept. 2, 2008 – Nebraska Book Company announced today that Barry S. Major was promoted to the position of President effective Sept. 1, 2008. As President and Chief Operating Officer, Major is responsible for guiding the executive management team, oversight of company operations, acquisition development and the overall financial performance of the organization. Major also holds the position of Director for Nebraska Book Company.
Mark Oppegard will retain the position of Chief Executive Officer and will continue to focus on high-level strategic planning and acquisition of new bookstores. Major will continue to report to Oppegard.
Mark Oppegard, Chief Executive Officer, Nebraska Book Company, said: “During his tenure with Nebraska Book Company, Barry has been instrumental in our growth by challenging the management team to develop new and different approaches designed to move the organization forward. I am very pleased to be able to recognize his contributions and success through his promotion to President.”
Major joined Nebraska Book Company in 1999. Previously, Major served in various executive management positions at SITEL Corporation including the role of President of the North America Region.  Prior to SITEL Major held several positions, including President, at American National Corporation, a multi-bank holding company headquartered in Omaha. Currently Major sits on the board of directors of Mutual of Omaha Bank, including the position of Chairman of the bank’s Audit Committee. In addition, Major is the President and Chairman of the Board of the Used Textbook Association, a non-profit group of 650 college bookstores dedicated to lowering the price of textbooks for college students. Major holds a Bachelor of Science degree in Business Administration from the University of Nebraska – Kearney and is a graduate of the University of Wisconsin Graduate School of Banking.
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About Nebraska Book Company
Nebraska Book Company began in 1915 with a single bookstore near the University of Nebraska campus but now serves more than 2.1 million students through its network of over 260 stores located across the country. Our Textbook Division serves more than 2,500 bookstores through the sale of over 6.8 million textbooks, and our Complementary Services Division has installed more than 1,600 technology platforms and e-commerce sites. Additional information about Nebraska Book Company can be found at the company’s website: www.nebook.com.
Media Contact:
Sue Riedman
Vice President, Corporate Communications
Nebraska Book Company
402-421-0450
sriedman@nebook.com
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